Exhibit 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 26, 2007, among Primus Telecommunications Group, Incorporated (the “Company”), and U.S. Bank National Association, a national banking association, successor to First Union National Bank, as trustee under the indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of October 15, 1999, providing for the issuance of an aggregate principal amount of up to $325,000,000 of 12-3/4% Senior Notes due 2009 (the “Securities”);

WHEREAS, Section 9.02 of the Indenture provides that with the consent of the holders of at least a majority in principal amount of the Securities at the time outstanding (the “Requisite Consents”), the Company and the Trustee may amend the Indenture, subject to certain exceptions specified in Section 9.02 of the Indenture;

WHEREAS, the Company and certain Holders of the Securities have entered into an Exchange and Purchase Agreement, dated February 26, 2007 (the “Exchange and Purchase Agreement”) in connection with, among other things, the proposed amendments to the Indenture (the “Proposed Amendments”);

WHEREAS, the Company has obtained the Requisite Consents for the Proposed Amendments; and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of all Holders of the Securities, as follows:

1. Amendments

(a) The following Sections of the Indenture, and any corresponding provisions in the Securities, are hereby deleted in their entirety and replaced with “[Intentionally omitted.]”:

Indenture Section Number	Caption
Section 10.04	Corporate Existence

Section 10.05	Payment of Taxes and Other Claims

Section 10.06	Maintenance of Properties

Section 10.07	Insurance

Section 10.08	Statement by Officers As to Default

Section 10.09	Provisions of Financial Statements

Section 10.10	Repurchase of Notes upon a Change of Control

Indenture Section Number	Caption
Section 10.11	Limitation on Indebtedness

Section 10.12	Limitation on Restricted Payments

Section 10.13	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Section 10.14	Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

Section 10.15	Limitation on Transactions with Shareholders and Affiliates

Section 10.16	Limitation on Liens

Section 10.17	Limitation on Asset Sales

Section 10.18	Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries

Section 10.19	Business of the Company

Section 10.20	Limitation on Investments in Unrestricted Subsidiaries

Section 8.01	Company May Consolidate, Etc., Only on Certain Terms

Section 8.02	Successor Substituted

Section 8.03	Notes to Be Secured in Certain Events

(b) Clauses (3), (4), (5), (6), (7), (8) and (9) of Section 5.01 of the Indenture are hereby deleted and replaced with “[Intentionally omitted.]”

(c) Any definitions used exclusively in the provisions of the Indenture or Securities that are deleted pursuant to paragraphs (a) and (b) of this Section 1, and any definitions used exclusively within such definition, are hereby deleted in their entirety from the Indenture and the Securities.

(d) Any and all references in the Indenture and the Securities to clauses, Sections or other terms or provisions of the Indenture or Securities referred to in paragraphs (a), (b) and (c) of this Section 1 or that have been otherwise deleted pursuant to this Supplemental Indenture and any and all obligations thereunder related solely to such clauses, Sections, terms or provisions are hereby deleted throughout the Indenture and the Securities, and shall be of no further force and effect.

2. Effect of Supplemental Indenture. From and after the Amendment Operative Date (as defined below), the Indenture shall be amended and supplemented in accordance herewith. Each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as amended and supplemented by this Supplemental Indenture unless the context otherwise requires. The Indenture as amended and supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument, and every Holder heretofore or hereafter authenticated and delivered under the Indenture as supplemented by this Supplemental Indenture shall be bound thereby.

3. Existing Indenture Remains in Full Force and Effect. Except as amended and supplemented by this Supplemental Indenture, all provisions in the Indenture shall remain in full force and effect.

4. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under such Act to be part of and govern any provision of this Supplemental Indenture, the provision of such Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of such Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

5. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6. Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture, the Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

9. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

10. Effectiveness. This Supplemental Indenture shall become effective and binding on the Company and the Trustee upon the execution and delivery by the parties to this Supplemental Indenture; provided, however, that this Supplemental Indenture and the Proposed Amendments shall become operative, and the terms of the Indenture shall be amended, supplemented, modified or deleted hereby, in each case only upon the Closing Date, as defined in the Exchange and Purchase Agreement (the “Amendment Operative Date”).

11. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

12. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

13. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

14. Counterparts. This Supplemental Indenture may be executed in counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date and year first above written.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:	/s/ K. Paul Singh
Name:	K. Paul Singh
Title:	Chairman, CEO and President

Attest:
/s/ Mark Guirgis
Authorized Signature

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ John J. Doherty
Authorized Signatory

Attest:
/s/ Beverly A. Freeney
Authorized Signature

Signature Page to Supplemental Indenture